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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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NaPro BioTherapeutics, Inc.
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[NaPro BioTherapeutics, Inc. Letterhead]

CONTACT:

NaPro BioTherapeutics, Inc.
L. Robert Cohen
Vice President, Investor Relations
(212) 218-8715

Investors:
Lilian Stern
Stern Investor Relations
(212) 362-1200

For Immediate Release

NaPro Announces Favorable Federal Court Ruling Against Mylan

        Boulder, CO, October 6, 2003—NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) announced today that the Federal District Court in the Western District of Pennsylvania has made a number of rulings in favor of NaPro in its patent infringement lawsuit against Mylan Laboratories Inc.

        The court ruled that Mylan infringes NaPro patents related to both stabilized formulations of paclitaxel and methods for making stable formulations. The court also ruled that the inventors listed on the NaPro patents were the first to invent the compositions and methods claimed in such patents. The court also adopted NaPro's interpretations of the patent claims asserted against Mylan in this case.

        NaPro expects the trial on the remaining issues in the case to begin in the fourth quarter of 2003 or the first quarter of 2004. The remaining issues will be focused on Mylan's claims that NaPro's patents are invalid and unenforceable.

        NaPro's Chairman and Chief Executive Officer, Leonard Shaykin, stated: "The court's ruling significantly enhances our legal position in this case. While trials are very difficult to predict, we believe that it is now more likely that we will prevail in this case."

        In August 2003 NaPro announced that it had signed a definitive agreement, subject to the approval of NaPro's stockholders, to sell its worldwide generic injectable paclitaxel business to Faulding Pharmaceutical Co., a subsidiary of Mayne Group Limited, for $71.7 million. NaPro will share with Faulding any cash recovery in the Mylan litigation, whether through a settlement or as a result of trial.

About NaPro BioTherapeutics

        NaPro BioTherapeutics, Inc., is a life science company focused on the development of therapies for the treatment of cancer and hereditary disease.

Additional Information

        In connection with the proposed sale of assets to Faulding Pharmaceutical Co., NaPro has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the definitive proxy statement when it becomes available as it will contain important information about NaPro, the proposed transaction and related matters. Investors and security holders will have access to free copies of the definitive proxy statement (when available) and other documents filed with the SEC by NaPro through the SEC website at www.sec.gov. The definitive proxy statement and related materials may also be obtained for free (when available) from NaPro by calling the company contact listed in this release.

        NaPro and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of NaPro's stockholders in connection with the proposed transaction is set forth in NaPro's proxy statement for its 2003 annual meeting of stockholders, dated May 23, 2003 and filed with the SEC on May 27, 2003. Additional information is set forth in the preliminary proxy statement on file with the SEC related to the proposed sale of assets and will be included in the definitive proxy statement when it is filed with the SEC.

Forward Looking Statements

        The statements in this news release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this news release, based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including: the risk that the District Court's ruling could be rescinded or overruled; the risk that the NaPro patents will be found at trial to be invalid and/or unenforceable; the risk that the suit will be settled or otherwise resolved without the payment of any money to Faulding or NaPro; and all of those factors identified under the captions "Risk Factors," "Special Note Regarding Forward Looking Statements" or "Cautionary Note Regarding Forward Looking Statements" in the Company's documents filed from time to time with the SEC, including the Company's registration statement on Form S-3, as amended, dated August 8, 2003, its Annual Report on Forms 10-K and 10-K/A for the year ending December 31, 2002 filed with the SEC on March 27, April 30, and August 8, 2003, and its Quarterly Report on Form 10-Q for the quarter ended July 2, 2003 filed with the Securities and Exchange Commission on August 8, 2003. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

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NaPro Announces Favorable Federal Court Ruling Against Mylan